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                                                                    Exhibit 99.1

CONTACT:                                                          FOR RELEASE:
Sue Pirri                                                         June 23, 1999
(415) 658-2040

             AIRTOUCH ANNOUNCES NEW INTERNAL REORGANIZATION DATE FOR
                     HOLDERS OF ITS CLASS C PREFERRED STOCK

         AirTouch Communications (NYSE:ATI) announced today that its "internal reorganization" in connection with its merger with Vodafone Group Plc (NYSE:VOD) will not occur prior to Friday, June 25, 1999. AirTouch had previously announced that the internal reorganization was expected to occur on Wednesday, June 23, 1999.

         The internal reorganization is being undertaken to permit the merger with Vodafone to qualify as a tax-free reorganization to U.S. holders of AirTouch common stock, except to the extent they receive cash in the merger. In the internal reorganization, the Class C preferred stock will become voting stock; the internal reorganization does not affect holders of AirTouch common stock or Class B preferred stock.

         On June 11, AirTouch filed a notice with the SEC on Form 8-K describing certain potential tax consequences of the internal reorganization and the Vodafone merger to holders of Class C preferred stock who do not convert their shares to common stock prior to those transactions. The Form 8-K can be obtained from the SEC web page at www.sec.gov.

         Holders of Class C preferred stock who have questions regarding the notice or the internal reorganization should contact Sue Pirri of Investor Relations at AirTouch at 415-658-2040.

         AirTouch Communications is the largest wireless company in the world based on the 44 million total customers served by its global ventures. AirTouch



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has 19 million proportionate customers based on its ownership share in cellular, paging, and personal communications services in the United States, Belgium, Egypt, Germany, India, Italy, Japan, Poland, Portugal, Romania, South Korea, Spain, and Sweden. AirTouch also has an interest in the Globalstar satellite system. On January 15, 1999, AirTouch and Vodafone Group Plc announced a definitive agreement to merge. If consummated, the transaction would result in the creation of a global wireless company with more than 29 million proportionate customers in 23 countries. The transaction is targeted to close in June or July 1999, but not prior to June 23, 1999.

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For a fax copy of this or other AirTouch press releases, please call
1-800-344-7531 or visit the AirTouch web site at www.airtouch.com.